Exhibit 10.2

FOUNDERS AGREEMENT

THIS FOUNDERS AGREEMENT (this “Agreement”) is effective as of February 17, 2015 (the “Effective Date”) by and between Fortress Biotech, Inc., a Delaware corporation (the “Founder”), and Avenue Therapeutics, Inc. (the “Company”).

WHEREAS, Founder formed Company on February 9, 2015, for the purpose of acquiring, licensing, developing and commercializing specialty pharmaceutical products (the “Business”);

WHEREAS, Founder has identified or has acquired certain assets (the “Assets”) that will allow Company to carry out the Business and Founder is willing to assign and contribute its interest in the Assets to Company under the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.1	Assignment of Founders Rights in Assets. Founder has negotiated the right to acquire or license the Assets and hereby agrees to assign all of its right, title and interest in the Assets, including without limitation, the Founder contributing, assigning, transferring and delivering to Company on the Effective Date the Assets set forth on Schedule A, free and clear of all liens.

1.2	In exchange for the consideration contained in paragraphs 1.1:

(a)	Founder shall receive 7,000,000 shares of Class A Common Stock of the Company and 1,000,000 shares of Common Stock of the Company;

(b)	Company shall assume all of Founder’s liabilities, obligations, rights, title and interest in that certain indebtedness described on Schedule B (the “Indebtedness”);

(c)	Founder shall receive an annual equity fee payable in shares of Common Stock, such that on an annual basis on the anniversary of this Agreement, the Company shall issue the Founder shares of Common Stock of the Company equal to two and a half percent (2.5%) of the fully-diluted outstanding equity of the Company at the time of issuance; and

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(d)	Founder shall receive an equity fee payable in shares of Common Stock equal to two and a half percent (2.5%) of the gross amount of any equity or debt financing, payable within five (5) business days of the closing of any equity or debt financing for the Company or any of its respective subsidiaries that occurs after the date hereof and ending on the date when Founder no longer has majority voting control in Company’s voting equity. In calculating the number of shares payable hereunder, in the case of an equity financing, the number of shares issuable will be based on the share price of the equity in such round; and (ii) in the case of a debt financing, the number of shares issuable will be based on the closing price of the common shares of the company on the day prior to the closing of the debt financing or if not publicly-traded, the price of the common shares in the last equity financing.

(e)	In the event of a Change in Control, Founder shall receive a one-time change in control fee equal to five times the product of (i) monthly Net Sales (defined below) for the twelve (12) months immediately preceding the Change in Control and (ii) 4.5%.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events:

(i) during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the board of directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “1934 Act”) and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

(ii) any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change of Control: (i) an acquisition directly from the Company, (ii) an acquisition by the Company or any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”), (iii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below);

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(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 35% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

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(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(f)	Founder shall receive a cash fee equal to four percent (4.5%) of annual Net Sales, payable on an annual basis, within 90 days of the end of each calendar year. For purposes of this Agreement, “Net Sales” shall mean the gross amount invoiced or otherwise charged by Company, its Affiliates and Licensees (“Selling Party”) to third parties in arm’s length transactions for sales of any Product during a calendar year, less:

(i)           Normal and customary trade, quantity, cash and discounts and credits allowed and taken;

(ii)          Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances given and taken which effectively reduce the net selling price (other than such which have already diminished the gross amount invoiced such as those outlined in Section 1.2(e)(i) above), including, without limitation, Medicaid rebates, institutional rebates or volume discounts;

(iii)         Product returns and allowances granted to such third party;

(iv)         Administrative fees paid to group purchasing organizations (e.g., Medicare) and government-mandated rebates;

(v)          Shipping, handling, freight, postage, insurance and transportation charges, but all only to the extent included as a separate line item in the gross amount invoiced;

(vi)         Any tax, tariff or duties imposed on the production, sale, delivery or use of the Product, including, without limitation, sales, use, excise or value added taxes and customs and duties, but all only to the extent included as a separate line item (e.g., “taxes”) in the gross amount invoiced; and

(vii)        Bad debt actually written off during the accounting period, as reported by the Selling Party in accordance with GAAP, applied on a consistent basis (provided, that any bad debt write-off so taken which is later reversed shall be added back to Net Sales in the accounting period in which the reversal occurs.)

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Products are considered “sold” when billed out or invoiced or, in the event such Products are not billed out or invoiced, when the consideration for sale of the Products is received. If a sale, transfer or other disposition with respect to Products involves consideration other than cash or is not at arm’s length, then the Net Sales from such sale, transfer or other disposition shall be calculated from the average selling price for such Product during the calendar quarter in the country where such sale, transfer or disposition took place. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) Products used by Company, its Affiliates, or Licensees for their internal use, (ii) the distribution of promotional samples of Products provided free of charge, (iii) Products provided for clinical trials or research, development, or evaluation purposes, or (iv) sales of Products among Company and its Licensees and their respective Affiliates for resale.

“Product” means any product, (i) owned by Company or (ii) exclusively licensed to Company. “License” means granting a third party or Affiliate a right to make, have made, use, offer for sale, sell or import a Product.

“Licensee” means a person or entity granted a License.

Reports; Audits:

(A)          Within ninety (90) days following the last day of each calendar year, Company shall provide to Founder a written statement (i) stating (as applicable) the aggregate Net Sales, by country, of each Product sold during the relevant calendar year by Company, its Affiliates and Licensees, and (ii) detailing the calculation of amounts due pursuant to Section 1.2(e) for such calendar year.

(B)          Company shall keep or cause to be kept such records as are reasonably required to determine the amounts due under this Agreement; such records must be kept for a minimum of three (3) years following the calendar year to which such records pertain. At the request (and expense) of Founder, Company shall permit Founder to engage an independent certified public accounting firm reasonably acceptable to Company, at reasonable times not more than once a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than three (3) years prior to Founder’s request, the correctness or completeness of any payment made under this Agreement. Founder shall promptly provide a copy of the results of any such audit or examination to Company. Founder shall bear the full cost of the performance of any such audit or examination, unless such audit or examination discloses an underpayment exceeding ten percent (10%) of the amount actually due hereunder with respect to any particular calendar year, in which case Company shall bear the reasonable, documented cost of the performance of such audit or examination. Company shall promptly pay to Founder the amount of any underpayment of royalties revealed by such an examination and review. Any overpayment by Company revealed by an examination and review shall be refunded to Company within thirty (30) calendar days of its request.

2.            Representations and Warranties of the Parties. Each of the parties hereto hereby represents and warrants to the other as follows:

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2.1           Each party may execute, deliver, and perform this Agreement without the necessity of obtaining any consent, approval, authorization, registration, filing, or waiver or giving any notice, other than those already obtained;

2.2           This Agreement has been duly authorized by all necessary actions of the party and constitutes the legal, valid, and binding obligation of such party; and

2.3           Each party has the full right, power, and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

3.            Notices. All notices hereunder must be in writing and will be deemed to have been duly given upon receipt of hand delivery, upon electronic transmission with confirmation of receipt, or upon receipt of registered mail, return receipt requested, addressed to the address set forth for each party, respectively, on the signature page of this Agreement or to such other address as may be designated by written notice.

4.            Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the transactions contemplated herein. All prior agreements among the parties concerning the subject matter hereof, whether written or oral, are merged herein and shall be of no force or effect. This Agreement cannot be altered, modified, or discharged orally but only by an agreement in writing.

5.            Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties, their legal representatives, and assigns.

6.            Severability. If any provision contained in this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

7.            Further Assurances. The parties hereby agree to execute and deliver such further instruments and do such further acts as may be required to carry out the intent and purposes of this Agreement.

8.            Counterparts. This Agreement may be executed separately by each party in multiple originals, and each original of this Agreement separately executed by one party, when assembled with one or more copies of this Agreement separately executed by the other parties, shall be and constitute a fully executed original of this Agreement.

9.            Survival. All representations and warranties made herein by the parties will survive the execution of this Agreement.

10.          Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the state of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of New York.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties effective for all purposes as of the date first written above.

FORTRESS BIOTECH, INC.

By:	/s/ Lindsay A. Rosenwald
Name:	Lindsay A. Rosenwald
Title:	Chief Executive Officer

Address for Notice:

AVENUE THERAPEUTICS, INC.

By:	/s/ Lucy Lu
Name:	Lucy Lu
Title:	Interim CEO

Address for Notice:

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SCHEDULE A

As used herein, “Assets” shall mean the following assets, properties, rights and claims of Founder used or held for use in the Business, or relating to or arising from the conduct of the Business.

1.	License Agreement, dated as of February 17, 2015, by and between Fortress Biotech, Inc. and Revogenex Ireland Ltd.

Schedule A-1

SCHEDULE B

Indebtedness

1.	Promissory Note, with an issuance date of February, 17, 2015, issued by Avenue Therapeutics, Inc. to the order of NSC Biotech Venture Fund I, LLC.

Schedule B-1